UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Final Amendment)


                          The Leslie Fay Company, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    527016109
                              --------------------
                                 (CUSIP Number)


                                 August 25, 1999
        ----------------------------------------------------------------
          (Date of Event Which Requires Filing of This Final Amendment)

CUSIP No. 527016109

1)    NAME OF REPORTING PERSON                  Stonehill Partners, L.P.
                                                ------------------------
      I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]
                                                                       (b) [ x ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                      --------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                         37,608
                                                      --------

      6)    SHARED VOTING POWER                       -0-
                                                      --------

      7)    SOLE DISPOSITIVE POWER                    37,608
                                                      --------

      8)    SHARED DISPOSITIVE POWER                  -0-
                                                      --------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                        37,608
                                                      --------

10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES*             [     ]

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                               0.7%
                                                      --------

14)   TYPE OF REPORTING PERSON*                       PN
                                                      --------



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



CUSIP No. 527016109

1)    NAME OF REPORTING PERSON                  Stonehill Offshore
                                                Partners Limited
                                                -------------------
      I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [   ]
                                                                      (b)  [ x ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION            Cayman Islands
                                                      --------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                         69,327
                                                      ----------

      6)    SHARED VOTING POWER                       -0-
                                                      ----------

      7)    SOLE DISPOSITIVE POWER                    69,327
                                                      ----------

      8)    SHARED DISPOSITIVE POWER                  -0-
                                                      ----------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                        69,327
                                                      ----------
10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES*             [     ]

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                               1.4%
                                                      ----------

12)   TYPE OF REPORTING PERSON*                       CO
                                                      ----------

CUSIP No. 527016109

1)    NAME OF REPORTING PERSON                  Stonehill Institutional
                                                Partners, L.P.
                                                ------------------------
      I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]
                                                                       (b) [ x ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                      --------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                         57,582
                                                      -------

      6)    SHARED VOTING POWER                       -0-
                                                      -------

      7)    SOLE DISPOSITIVE POWER                    57,582
                                                      -------

      8)    SHARED DISPOSITIVE POWER                  -0-
                                                      -------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                        57,582
                                                      -------
10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES*             [     ]

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                               1.1%
                                                      -------

12)   TYPE OF REPORTING PERSON*                       PN
                                                      -------

      This constitutes the Final Amendment to the Schedule 13G (the "Schedule 13G") of Stonehill Partners, L.P., Stonehill Offshore Partners Limited and Stonehill Institutional Partners, L.P. filed with the Securities and Exchange Commission on March 22, 1999, as amended by Amendment No. 1 thereto filed on April 16, 1999, relating to the Common Stock, $.01 par value, of The Leslie Fay Company, Inc.

      Item 4 of the Schedule 13G is hereby amended and restated to read in its entirety as follows:

Item 4.           Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  Stonehill Partners, L.P.:                          37,608
                  Stonehill Offshore Partners Limited:               69,327
                  Stonehill Institutional Partners, L.P.:            57,582

      (b) Percent of class:

                  Stonehill Partners, L.P.:                            0.7%
                  Stonehill Offshore Partners Limited:                 1.4%
                  Stonehill Institutional Partners, L.P.:              1.1%

      (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote

                        Stonehill Partners, L.P.:                    37,608
                        Stonehill Offshore Partners Limited:         69,327
                        Stonehill Institutional Partners, L.P.:      57,582

            (ii) Shared power to vote or to direct the vote

                        Stonehill Partners, L.P.:                       -0-
                        Stonehill Offshore Partners Limited:            -0-
                        Stonehill Institutional Partners, L.P.:         -0-

            (iii) Sole power to dispose of or to direct the disposition of

                        Stonehill Partners, L.P.:                    37,608
                        Stonehill Offshore Partners Limited:         69,327
                        Stonehill Institutional Partners, L.P.:      57,582


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



            (iv) Shared power to dispose of or to direct the disposition of

                        Stonehill Partners, L.P.:                      -0-
                        Stonehill Offshore Partners Limited:           -0-
                        Stonehill Institutional Partners, L.P.:        -0-

      Item 5 of the Schedule 13G is hereby amended and restated to read in its entirety as follows:

Item 5.           Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that, as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                          X
                                                                      ----------


                 [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]




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



                                   SIGNATURES

      After reasonable inquiry and to the best of their knowledge and belief, Stonehill Partners, L.P., Stonehill Offshore Partners Limited and Stonehill Institutional Partners, L.P. certify that the information set forth in this statement is true, complete and correct.

Dated:           September 3, 1999

STONEHILL PARTNERS, L.P.


By:     /s/  John A. Motulsky
        --------------------------------
Name:   John A. Motulsky
Title:  General Partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:   STONEHILL ADVISERS LLC


By:     /s/  John A. Motulsky
        --------------------------------
Name:   John A. Motulsky
Title:  Member

STONEHILL INSTITUTIONAL PARTNERS, L.P.


By:     /s/  John A. Motulsky
        --------------------------------
Name:   John A. Motulsky
Title:  General Partner



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